Exhibit 10.22

June 28, 2020

BY ELECTRONIC MAIL

Dear Taj,

I am pleased to formally confirm our offer to you to join the Board of Directors (the “Board”) of Cure TopCo, LLC, a Delaware limited liability company formerly known as Chloe Ox Holdings, LLC (the “Company”), in accordance with the terms and conditions described in this offer letter. We are excited about adding your experience and depth of knowledge to the leadership of the Company. For the avoidance of doubt, your appointment to the Board officially commences on July 15, 2020 (the “Commencement Date”).

During the period of your service as a member of the Board, you agree to make reasonable efforts to attend all Board meetings (either in person or, as an alternative if not possible, by telephone) and to devote a reasonable amount of your business time to your services to the Company pursuant to this letter commensurate with your role as a non-employee member of the Board.

As compensation for your service as a member of the Board, the Company or one of its affiliates will pay you an annual cash retainer of $100,000, payable in accordance with the Company’s practices for directors. You will also be reimbursed for all reasonable out-of-pocket business expenses, consistent with Company’s policies.

In addition, subject to approval by the Board or a committee thereof, you will be granted 1,544 Incentive Units in Cure Aggregator, LLC, a Delaware limited liability company formerly known as Chloe Ox Aggregator, LLC (“Aggregator”). The Incentive Units are intended to be treated as profits interests for federal income tax purposes, and represent approximately $500,000 dollars at work. The Incentive Units will be subject in all respects to the terms of the applicable award agreement, the Aggregator limited liability company agreement, and any other documents referenced and/or incorporated therein (collectively, the “Equity Documents”).

As a member of the Board, you will be covered by the Company’s directors’ liability insurance on the same basis as the other members of the Board and will be covered by the directors’ indemnification provisions contained in the Company’s organizational documents. During the period of your service as a member of the Board, you agree to observe and comply with all lawful rules, regulations, policies and procedures established by the Company from time to time and all applicable laws, rules and regulations that relate to your appointment. During your Board service, you will not undertake any outside activity, whether or not competitive with the business of the Company or its affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere with any of your duties or obligations to the Company or any of its affiliates. Beginning on the Commencement Date, you will be subject to restrictive covenants consistent with those of other directors.

You agree that you will comply with all policies and procedures of the Company and its affiliates for protecting Confidential Information, and will never use or disclose any Confidential Information obtained by you incident to your association with the Company or any of its affiliates, except as required by applicable law or for the proper performance of your duties and responsibilities to the Company and its affiliates. This restriction shall continue to apply after your service on the Board terminates, regardless of the reason for such termination. For purposes of this letter agreement, “Confidential Information” means (a) any and all information of the Company and its affiliates that is not generally available to the public and (b) any information received by the Company or any of its affiliates from any person or entity with any understanding, express or implied, that it will not be disclosed. Nothing in this letter limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity. You cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed under seal in a lawsuit or other proceeding. Notwithstanding this immunity from liability, you may be held liable if you unlawfully access trade secrets by unauthorized means.

In your role as a member of the Board, you will be an independent contractor, and not an employee of the Company or any of its affiliates. You will not be eligible for any employee benefit plans or programs offered by the Company or any of its affiliates and you will be responsible for payment of all taxes and any other legally-required payments on any sums paid to you pursuant to this letter agreement. Except as expressly authorized by the Board, you shall have no right to act for, represent or otherwise bind the Company or any of its affiliates in any manner.

This engagement is nonexclusive and it is acknowledged that you may maintain other board memberships or accept other consulting or employment arrangements on behalf of other clients, including by serving as a director or officer, or advisor to, any other entity or organization which is engaged in religious, educational, charitable, civic or other non-profit activities, or manage your passive personal investments, provided, in all cases, that (x) such activities or engagements (individually or in the aggregate) do not prevent or interfere with your performance of services or obligations hereunder (including with respect to any Confidential Information or other restrictive covenants) and (y) you notify the Board in writing prior to commencing any such activity or engagement with an entity or organization that operates in the same general industry sector in which the Company and its subsidiaries operate.

In addition to your role as a member of the Board, we may also engage you to assist on other matters related to the Company or New Mountain Capital L.L.C.’s related activities. Those assignments, including any related compensation, will be handled on a case-by-case basis and would be subject to mutual agreement.

This letter agreement (together with the Equity Documents) sets forth the entire agreement between the parties and supersedes and terminates all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your engagement by the Company. This letter agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and a duly authorized representative of the Company. The offer herein is made to you based on your representation to the Company that your acceptance of this offer and your performing the contemplated services does not and will not conflict with or result in any breach or default under any agreement, contract or arrangement which you are a party to or otherwise bound or violate any other legal restriction. Nothing in this offer should be construed to interfere with or otherwise restrict in any way the rights of the Company and the members of the Company to remove any individual from the Board at any time in accordance with the provisions of applicable law and the Company’s organizational documents. This is a Delaware agreement and shall be construed and enforced under and be governed in all respects by the laws of Delaware without regard to any conflict of law principles that would result in the application of the laws of any other jurisdiction.

We are very excited to have you join our team and are very confident that you will find your position at the Company both professionally and personally rewarding. If the terms of the offer are acceptable to you, please indicate your acceptance of the foregoing terms by signing the enclosed copy of this letter and returning it to me.

CURE TOPCO, LLC

/s/ Matthew Holt
Matthew Holt
Date: June 28, 2020

AGREED AND ACCEPTED:

/s/ Taj Clayton
Taj Clayton
Date: June 28, 2020

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